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EX-16.1
LETTER FROM ERNST & YOUNG LLP

EXHIBIT 16.1

(Ernst & Young LLP Letterhead)


November 6, 2001


Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

Gentlemen:

We have read Item 4 of Form 8-K dated November 6, 2001, of CT Holdings Inc. and are in agreement with the statements contained in the second paragraph. We have no basis to agree or disagree with other statements of the registrant contained therein.


Very truly yours,


/s/ Ernst & Young LLP

Ernst & Young LLP